Exhibit 4.6

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of the _____ day of April 2007, by and among Better BioDiesel, Inc., a Colorado corporation (the “Company”), and the investors listed on Schedule A attached hereto and made a part hereof (the “Investor(s)”). Capitalized terms used but not defined in this Agreement shall have the respective meanings given such terms in the Private Placement Memorandum dated as of the same date herewith (the “Memorandum”).

W I T N E S S E T H

WHEREAS, the Company desires to sell to the Investors that number of Shares set forth opposite each such Investor’s name on Schedule A attached hereto;

WHEREAS, each of the Investors has been furnished with a Memorandum; and

WHEREAS, the Investors, after carefully reviewing the Memorandum, desire to purchase such Shares on the terms and conditions contained in this Agreement.

NOW, THEREFORE, IN CONSIDERATION FOR THE MUTUAL COVENANTS AND AGREEMENTS SET FORTH HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Units. The Investor hereby agrees to purchase that number of units, at a purchase price of Twenty thousand dollars ($20,000.00) per unit, as is set forth opposite such Investor’s name on Schedule A attached hereto, and the Company agrees to sell at the Closing to the Investor, for the aggregate purchase price set forth on Schedule A (the “Purchase Price”), which units of securities of the Company consisting of the following (the “Units”):

a(i). Shares of Common Stock. Ten thousand (10,000) shares of Common Stock of the Company, reflecting a per share purchase price of Two dollars ($2.00) per Share; and

a(ii). Warrants. A five (5) year warrant to purchase 10,000 shares of common stock of the Company (the “Shares”) at an exercise price (the “Exercise Price”) equal to the lesser of (i) the last trade on the day of the receipt of the Minimum (defined herein) funding of this Offering or (ii) the five-day Volume Weighted Average Price (VWAP) for the five days prior to the date of the receipt of the Minimum funding of this Offering.

b. Delivery of Shares. The Shares subscribed for herein shall be issued upon the Closing (hereinafter defined).

c. Closings. The consummation of the purchase and sale of the Shares contemplated by this Agreement shall take place at The Otto Law Group, PLLC, 601 Union Street, Suite 4500, Seattle, Washington 98101, upon receipt of subscriptions acceptable by the Company in an amount equal to or greater than the Minimum Amount and at such time as is mutually agreeable to the Company, or at such other time and place as the Company may designate (the “Closing” or “Closings”); provided, however, that all Closings shall take place no later than the Closing of the Offering.

d. Binding and Enforceable. This Subscription Agreement will be binding upon and enforceable against the Company only when countersigned by an authorized agent of the Company and delivered to Investors who have agreed to purchase at least the Minimum Amount.

e. Anti-dilution Provisions. The Company shall provide separate ratchet protection rights for the Common Stock and Warrants, as follows:

(1) Common Stock: If the Company subsequently issues common stock or any type of securities convertible into common stock, excepting warrants, at any time between the Closing of this Offering prior to the SEC declaring a Registration Statement (defined herein) including the Common Stock to be effective, investors in this Offering shall be extended full-ratchet protection as to their Common Stock. Anti-dilution will not apply to shares issued to employees as part of a board-authorized compensation scheme. Anti-dilution shall not apply to shares or options issued to employees as part of a board-authorized compensation plan.

(2) Warrants: If the Company issues either Warrants or options to purchase common stock during the term of the Warrants, at a price below the exercise price below the Exercise Price in this Offering, the investors in this Offering shall be extended full-ratchet protection as to their Warrants. Anti-dilution shall not apply to shares or options issued to employees as part of a board-authorized compensation plan.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor as follows:

a. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to carry on its business as now conducted. The Company is duly qualified to transact business, and is in good standing, in each U.S. jurisdiction in which the failure to so qualify would have a material adverse effect on its business.

b. Capitalization. The authorized capital of the Company consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Prior to this Offering, 30,500,001 shares of Common Stock and 0 shares of Preferred Stock are issued and outstanding.

c. Authorization. All action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares being sold hereunder, to the extent that the foregoing requires performance on or prior to the Closing, has been taken or will be taken on or prior to the Closing, and the Company has all requisite power and authority to enter into this Agreement.

3. Representations and Warranties of Investors. Each Investor hereby represents and warrants to the Company as follows:

a. Organization; Good Standing; Power and Authority; Binding Obligation. Investor has full power and authority to enter into this Agreement, and, for those Investors which are corporations (i) such Investor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted, and (ii) all action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Investor hereunder, including, without limitation, the payment of the purchase price for the Shares being sold such Investor hereunder has been taken, and the Investor has all requisite power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Investor and, assuming due authorization, execution and delivery by the Company, constitutes Investor’s valid and legally binding obligation enforceable against the Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights generally, subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and subject to the effect of applicable securities laws as to rights of indemnification.

b. Purchase Entirely for Own Account. The Shares to be purchased by Investor hereunder will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Investor has no present intention of selling, granting any participation in, or otherwise distributing the Shares. Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Shares. The Investor has not construed the contents of this Agreement, or any additional agreement with respect to the proposed investment in the Shares or any prior or subsequent communications from the Company, or any of its officers, employees or representatives, as investment, tax or legal advice or as information necessarily applicable to such Investor’s particular financial situation. The Investor has consulted its own financial advisor, tax advisor, legal counsel and accountant, as necessary or desirable, as to matters concerning his investment in the Shares.

c. Disclosure. Investor has received or reviewed all the information which such Investor has requested for the purposes of determining the merits of the Shares as an investment. Investor has read and understands the Risk Factors and other information presented in the Memorandum.

Investor has had an opportunity to ask questions and receive answers from the Company regarding the Company and its respective business, operations and financial condition and the terms and conditions of this Offering of Shares, and answers have been provided to Investor’s full satisfaction. Investor has fully reviewed all corporate and governance documents of the Company and such other documents, which Investor feels is necessary or appropriate prior to purchase of the Shares, understands all relevant terms and has asked all questions and received answers thereto to Investor’s full satisfaction. If deemed necessary by Investor, Investor has consulted with a professional advisor who has provided Investor with advice concerning terms. INVESTOR ACKNOWLEDGES AND AGREES THAT THE PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK, INCLUDING, WITHOUT LIMITATION, THOSE SET FORTH IN THE MEMORANDUM, AND MAY RESULT IN A LOSS OF THE ENTIRE AMOUNT INVESTED. EACH INVESTOR FURTHER ACKNOWLEDGES AND AGREES THAT THERE IS NO ASSURANCE THAT THE COMPANY’S OPERATIONS WILL RESULT IN REVENUES OR BE PROFITABLE.

d. Accredited Investor. Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. The information provided by Investor on the Accredited Investor Questionnaire, attached to the Memorandum as Exhibit B, is true, correct and complete in all respects. Investor is capable of bearing the economic risk of an investment in the Shares, including the possible loss of Investor’s entire investment. Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Shares offered hereby. If other than an individual, Investor has not been organized solely for the purpose of acquiring the Shares.

e. Restricted Securities. Investor understands that the Shares being purchased hereunder are “restricted securities” as defined in the Securities Act, and that under federal and state securities laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. Investor is familiar with Rule 144 promulgated by the SEC under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act generally. Investor also acknowledges that the Shares are subject to significant restrictions on transfer, pledge or hypothecation.

f. Legends. It is understood that certificates or other evidence of the Shares shall bear, in substantial form, the following legend, as well as any legend required by the laws of any state:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933.”

g. Consents and Approvals; No Conflict. (i) The execution and delivery of this Agreement by the Investor does not, and the performance of this Agreement by the Investor will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority; (ii) The execution, delivery and performance of this Agreement by the Investor does not (A) in the case of any Investor that is not an individual, conflict with or violate the charter or by-laws, partnership or other governing documents of such Investor, or (B) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Investor.

h.  Registration Rights. The Investor shall have the following registration rights:

(1)  The Investor shall be entitled to “piggy-back” registration rights for the common stock on all registrations (a “Registration Statement”), or earlier at the sole discretion of the Company, excepting registrations on Form S-4 or Form S-8 or on any demand registrations of any other investor subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions or legal considerations, pursuant to Rule 415 of the Securities Act, which may limit the total number of shares included on a Registration Statement to 30% of the then issued and outstanding common stock of the Company. The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggy-backs, and S-3 or SB-2 registrations;

(2)  Notwithstanding the foregoing, subsequent to the date that is ninety (90) days from the Closing of the Offering any investor in this Offering may demand that the Company file a Registration Statement including the Common Stock purchased in this Offering, and the Company shall file such Registration within forty-five (45) days of such written notice of demand (the “Registration Filing Deadline”). The amount of Common Stock included in a Registration Statement filed pursuant to an investor’s demand remains subject, however, to the right of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions or legal considerations, pursuant to Rule 415 of the Securities Act, which may limit the total number of shares included on a Registration Statement to 30% of the then issued and outstanding common stock of the Company;

h.  (3)If, however, the Company is actively pursuing and is engaged in negotiations or discussions to attain financing equal to or greater than $5,000,000.00 (a “Qualified Financing”), the investor agrees that the Company may elect to extend the Registration Filing Deadline by an additional ninety days and to include the Common Stock on a Registration Statement filed as part of, or concurrent with, such Qualified Financing. In the event that such Registration Statement is not filed in that time frame the Company shall pay to the investor penalty fees, payable in common stock, equal to two percent (2%) of the Common Stock that the investor purchased in this Offering for each 30 days period beyond the Registration Filing Deadline during which the Registration Statement has not yet been filed.

4. Covenant of Investors. Each Investor hereby covenants with the Company that, without in any way limiting the representations set forth in Section 3 above, Investor shall not make any disposition of all or any portion of the Shares unless and until:

a. there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such registration statement; or

b. such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, in form and substance satisfactory to the Company, that such disposition will not require registration of the Shares under the Securities Act.

5. Conditions of Investor’s Obligations at Closing. The obligations of each Investor hereunder are subject to, and contingent upon, the fulfillment, on or before each Closing, of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

a. Representations and Warranties. The representations and warranties of the Company contained in Section 2 hereof shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such
Closing.

b. Performance. The Company shall have performed and complied with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing, provided, however, that the obligations of the Investors shall not be subject to or contingent upon the issuance by the Company of the Shares to the persons or entities set forth on Schedule A attached hereto who have not performed or tendered the performance of their obligations required to be performed under this Agreement on or prior to the Closing.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor hereunder are subject to and contingent upon the fulfillment by such Investor, on or before the Closing, of each of the following conditions:

a. Representations and Warranties. The representations and warranties of each Investor contained herein shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

b. Payment of Purchase Price by Investors. Each Investor shall have delivered to the Company the Purchase Price specified in Schedule A attached hereto, in the manner specified in this Agreement and, in the event Investor pays by check, the Purchase Price shall have been credited to the Escrow Account.

c. Statement of Accredited Investor. Each Investor shall have delivered to the Company a Statement of Accredited Investor in the form set forth in Exhibit B attached to the Memorandum, and the information provided therein shall be true, correct and complete on and as of the Closing with the same effect as though such information had been provided as of the date of such Closing.

7. Miscellaneous.

a. Survival of Warranties. The representations, warranties and covenants of the Investors contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

b. Successors and Assigns. This Agreement may not be assigned by any party hereto. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the principles of conflict of laws thereof.

d. Counterparts; Delivery by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by facsimile.

e. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

f. Notices. Unless otherwise provided, any notice required or permitted hereunder shall be given by personal service upon the party to be notified, by nationwide overnight delivery service or upon deposit with the United States Post Office, by certified mail, return receipt requested and:

(i) if to the Company, addressed to Better BioDiesel, Inc., 355 South 1550 West, Spanish Fork, Utah 84660, or at such other address as the Company may designate by notice to each of the Investors in accordance with the provisions of this Section; and

(ii) if to the Investors, at their respective addresses indicated on the signature pages hereof, or at such other addresses as any one or more Investors may designate by notice to the Company in accordance with the provisions of this Section.

g. Expenses. Irrespective of whether a Closing is effected, the Company and the Investors shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

h. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either prospectively or retroactively), only with the written consent of the Company and a majority in interest of the Investors.

i. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded, and this Agreement shall be otherwise enforceable in accordance with its terms.

j. Entire Agreement. This Agreement (including the appendices and schedules hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BETTER BIODIESEL, INC.

By: _______________________________
Name:  Ron Crafts
Its:        President and Chief Executive Officer

INVESTOR

By: _______________________________
Name: _____________________________
Its: _______________________________

SCHEDULE A

NAME OF INVESTOR(S)	NUMBER OF SHARES	PURCHASE PRICE

________________________________
________________________________
________________________________
________________________________
________________________________

WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISEABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION UNDER THE 1933 ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Better Biodiesel, Inc.

Warrant To Purchase Common Stock

Warrant No.:________
Number of Shares of Common Stock: ______________________
Date of Issuance: April 30, 2007 ("Issuance Date")

BETTER BIODIESEL, INC., a Colorado corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, INVESTOR, the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant (including any Warrants to purchase common stock of the Company (the “Common Stock”) (“issued in exchange, transfer or replacement hereof, the "Warrant"), at any time or times on or after the date hereof but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), ______________________ fully paid nonassessable shares of Common Stock (the "Warrant Shares"). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is one of the Warrants to purchase Common Stock of the Company (the "SPA Warrants") issued pursuant to Section 1 of that certain Subscription Agreement, dated as of April 30, 2007 (the "Subscription Date"), by and among the Company and the investors (the "Investors") referred to therein (the "Subscription Agreement").

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(e)), this Warrant may be exercised by the Holder upon the earlier of (i) the closing of a Qualified Financing (as defined in the Subscription Agreement and or Memorandum) or (ii) one year from the Subscription Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash or wire transfer of immediately available funds. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the "Exercise Delivery Documents"), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the third Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the "Share Delivery Date"), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii)(A) above, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. This Warrant may be exercised for consideration of the per share Exercise Price (i) paid of cash or (ii) on a cashless basis according to the following formula:

X = Y (A-B)
     -------
       A

Where X = the number of the Shares to be issued to the Holder.

Y             = the number of the Shares purchasable under this Warrant.

A             = the fair market value of one Share on the date of determination.

B             = the per share Exercise Price (as adjusted to the date of such calculation).

(b) Exercise Price. For purpose of this Warrant, "Exercise Price" means an exercise price per share equal to the lesser of equal to the lesser of (i) the last trade on the day of the receipt of the Minimum funding of this Offering or (ii) the five-day VWAP for the five days prior to the date of the receipt of the Minimum funding of this Offering, subject to adjustment as provided herein.

(c) Company's Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Business Days of receipt of the Exercise Delivery Documents, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company's share register or to credit the Holder's balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise of this Warrant, and if on or after such Business Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(e) Limitations on Exercises; Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person's affiliates) would beneficially own (directly or indirectly through Warrant Shares or otherwise) in excess of 9.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned (directly or indirectly through Warrant Shares or otherwise) by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this subsection, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the SPA Securities and the SPA Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the maximum percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of SPA Warrants.

2.  ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

The Exercise Price and the number of Warrant Shares  shall be adjusted from time to time as follows:

(a) Adjustment upon Subdivision or Combination of shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares shall be further adjusted from time to time as follows:

(1)  Adjustment upon Issuance of shares of Warrants. If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section is deemed to have issued or sold, either any warrants for shares of Common Stock or any options for the purchase of Common Stock (including the issuance or sale of warrants or options owned or held by or for the account of the Company, for an exercise price per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Exercise Price in effect immediately prior to such issue or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price; provided, however, that this Section 2(b)1 shall not apply to warrants or options issued to employees as part of a board-authorized compensation plan. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment, as set forth in the following formula:

(Exercise Price)(# Warrant Shares) = Adjusted # Warrant Shares
New Issuance Price

For purposes of determining the adjusted Exercise Price, the following shall be applicable:

(2) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares except as determined pursuant to this Section 2.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Warrant, then, in each such case:

(a) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price of a share of Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company's Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the shares of Common Stock on the trading day immediately preceding such record date; and

(b) the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution is of shares of Common Stock (or common stock) ("Other Shares of Common Stock") of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).

4. FUNDAMENTAL TRANSACTIONS. If the Company enters into or is party to a Fundamental Transaction, then the Holder shall have the right to either (A) purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such Fundamental Transaction not taken place or (B) require the repurchase of this Warrant for a purchase price, payable in cash within five (5) business days after such request, equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such request. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity and Holder to comply with the provisions of this Section 4. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action that is required hereunder to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, 125% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to its shareholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 7(f) of the Subscription Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly after any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9.AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that no such action may increase the exercise price of any SPA Warrant or decrease the number of shares or class of stock obtainable upon exercise of any SPA Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the SPA Warrants then outstanding.

10. SEVERABILITY. If any provision of this Warrant or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms of this Warrant will continue in full force and effect.

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accor-dance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Investors and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company shall cause, at its expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by Section 7(b) of the Subscription Agreement.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

"Black Scholes Value" means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg.

"Bloomberg" means Bloomberg Financial Markets.

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

"Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

"Common Stock" means (i) the Company's shares of Common Stock, $0.001 par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

"Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

"Eligible Market" means the Principal Market, the American Stock Exchange, The New York Stock Exchange, Inc., the Nasdaq National Market or the Nasdaq Capital Market.

"Expiration Date" means the date that is sixty months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a "Holiday"), the next date that is not a Holiday.

"Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by such number of holders of outstanding shares of Common Stock resulting in such Person (together with any affiliates of such Person) holding more than 50% of the outstanding Common Stock of the Company following such purchase, tender or exchange offer, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person resulting in such other Person (together with any affiliates of such person) holding more than the 50% of the outstanding Common Stock of the Company following such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

"Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

"Principal Market" means the OTC Bulletin Board.

"Registration Rights Agreement" means that certain registration rights agreement by and among the Company and the Investors.

"Required Holders" means the holders of the SPA Warrants representing at least a majority of shares of Common Stock underlying the SPA Warrants then outstanding.

"SPA Securities" means the Common Stock issued pursuant to the Subscription Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

Better Biodiesel, Inc.

By: _______________________________
Name: Ron Crafts
Title: Chairman & CEO

Exhibit A to Warrant

EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

BETTER BIODIESEL, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock ("Warrant Shares") of Better Biodiesel, Inc., a Colorado corporation (the "Company"), evidenced by the attached Warrant to Purchase Common Stock (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as a "Cash Exercise" with respect to _________________ Warrant Shares.

2. Cashless Exercise. The Holder elects to exercise the attached Warrant by means of the net exercise provisions of Section 1(a) of the Warrant. ____________ (State “Yes” on this line)

3. Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder of the Warrant submitting this Exercise Notice that, after giving effect to the exercise provided for in this Exercise Notice, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person's affiliates) of a number of shares of Common Stock which exceeds the maximum percentage of the total outstanding shares of Common Stock as determined pursuant to the provisions of Section 1(e)(i) of the Warrant.

4. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant, or payment on a cashless basis, equal to the sum of ________________ shares.

5. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _____________________, ______

____________________________
Name of Registered Holder

By: _____________________________
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs _________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ______________ from the Company and acknowledged and agreed to by _____________________________________.

BETTER BIODIESEL, INC.

By: ____________________________________
Name:
Title: